Exhibit 99.1

INTRAWARE ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

ORINDA, Calif. - [June 18, 2003] — Intraware, Inc. (Nasdaq: ITRA), a leading provider of electronic software delivery and management (ESDM) solutions designed to simplify software delivery, increase customer satisfaction and reduce costs for the enterprise software publisher and other Fortune 1000 companies, today reported its financial results for its first quarter ended May 31, 2003.

Revenues for the first quarter of fiscal year 2004 were $2.8 million compared to $3.3 million in the preceding quarter.  Revenues for the year-earlier quarter were $4.5 million, which included $2.4 million in exited third-party reseller business and exited Asset Management software business revenues and a $0.9 million revenue offset related to a warrant charge associated with the sale of the Asset Management software business.  Revenues from total Online services and technology related to SubscribeNet services sales decreased from $2.0 million in the fourth quarter of fiscal year 2003 to $1.8 million in the first quarter of fiscal year 2004.  This anticipated decrease is primarily due to a decline in the revenues associated with the company’s relationship with Sun Microsystems, Inc.  Gross profit margins declined from 59% in the fourth quarter of fiscal year 2003 to 57% in the first quarter of fiscal year 2004.

Alliance and reimbursement revenues in the first quarter of fiscal year 2004 were $0.9 million compared to $1.1 million in the previous quarter.  The decrease in Alliance and reimbursement revenues was expected as fourth quarter sales related to the Alliance and reimbursement revenues have historically been stronger than first quarter sales.

Net loss for the first quarter of fiscal year 2004 was $(0.9) million compared to a loss of $(0.6) million in the quarter ended February 28, 2003.  First quarter fiscal year 2004 net loss per share was $(0.02) compared to $(0.01) in the preceding quarter.

Net cash used in operating activities for the first quarter of fiscal year 2004 was $(0.7) million compared to $(1.1) million in the quarter ended February 28, 2003.

“As expected, the decrease in revenue from our relationship with Sun Microsystems impacted our financials in the first quarter of fiscal year 2004,” said Peter Jackson, President and Chief Executive Officer.  “However, we have worked very hard over the past several months to counteract the decrease in Online services and technology revenues and associated profit margins by signing SubscribeNet agreements with a number of outstanding and very significant new customers.  We expect to recognize initial revenues related to those new contracts within the current fiscal quarter.”

Operating Highlights

Key new customer wins during the first quarter of fiscal year 2004 included Avid Technology, Inc. and a major enterprise software distributor.  In addition, excluding one SubscribeNet customer whose assets were acquired by another company during the first quarter, Intraware, once again, achieved a 100% contract renewal rate for the first quarter of fiscal year 2004.  Companies that have renewed their contracts with Intraware since the beginning of the current fiscal year include Adobe, Inc., Documentum, Inc., and Software Spectrum, Inc., a wholly-owned subsidiary of Level 3 Communications, Inc.

The company continued to advance its delivery management solution.  During the first quarter of fiscal year 2004, Intraware’s Product Development team added greater download security to the SubscribeNet service, provided new access control features, and created additional interfaces to enable automatic and asynchronous uploading of large numbers of images. The service can now also be more easily customized to reflect the unique characteristics of each customer’s specific product set.

“The service and value that we provide our customers is validated in each of the customer business reviews that we conduct,” stated Mr. Jackson.  “Our customers repeatedly emphasize the ease and time savings that they enjoy by using SubscribeNet, and the excellent download and retrieval experiences that their customers experience.  I believe that our value proposition will draw an increasing number of enterprise software vendors and other digital goods content providers to Intraware.”

Business Outlook

Intraware expects second quarter of fiscal year 2004 revenues to be $2.4 million to $2.8 million as the final decreases related to the Sun Microsystems contract are realized.  Net loss per share attributable to common stockholders in the second quarter is expected to be $(0.02) to $(0.03).

Intraware’s SubscribeNet customer base currently consists of 32 customers and is expected to grow in the remaining three quarters of fiscal year 2004.  The total annual contract value of the existing SubscribeNet customer base was approximately $5.5 million as of May 31, 2003.  Intraware defines total annual contract value as, on any given date, the aggregate minimum annual service fees paid or payable by Intraware’s customers for services the company has contracted to provide during the then-current annual terms of the customers’ respective contracts with the company. These minimum annual service fees are estimates that depend on, among other things, the timing of implementation of the services; therefore contract value is not necessarily indicative of revenue in the current or any future fiscal period.

In its March 20, 2003 announcement of fourth quarter and fiscal year-end results, Intraware described its expected revenues, net loss per share, customer count, and total annual contract value for its full 2004 fiscal year.  These expectations were based on assumptions about the timing of new customer contract signings and growth in existing customer accounts.  However, in the first quarter, prospective customers extended their purchasing cycles and delayed signing new contracts longer than Intraware expected, and existing customers moved their end-users onto the Intraware service more slowly than Intraware expected.  Therefore, while Intraware remains confident in the strength of its sales pipeline, and committed to its overarching goal of profitability, it believes the difficulty of anticipating the timing of new sales contracts, and of existing customer adoption rates, makes it no longer appropriate to express any expectations regarding full 2004 fiscal year results.  Intraware will continue to provide its expectations for quarterly performance.

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss first quarter results on June 18, 2003 beginning at 5:00 pm Eastern Standard Time.  A live broadcast of the conference call may be heard by dialing 719-457-2629 and entering confirmation code 478125, or via webcast at http://www.intraware.com/company/investors/conference_calls.html.  For those unable to participate in the live call, a replay will be available for three months starting at 8:00pm Eastern Standard Time on June 18, 2003, and can be accessed by dialing 719-457-0820 and entering confirmation code 478125.

About Intraware, Inc.

Intraware, Inc. is a leading provider of electronic software delivery and entitlement management (ESDM) solutions for software publishers worldwide. Intraware’s unique and innovative delivery management solutions have attracted strategic relationships with industry leaders such as Zomax Incorporated and Software Spectrum, Inc. Intraware’s ESDM solutions power business-to-business technology providers including: Business Objects SA, Documentum, Inc., PeopleSoft Inc., Hyperion Software Inc., McKesson Corporation and Sun Microsystems Inc. Intraware is headquartered in Orinda, California and can be reached at 888.797.9773 or http://www.intraware.com.

Forward Looking Statements

The statements in this news release that the company believes an increasing number of enterprise software vendors and other digital goods content providers will be drawn to Intraware; that the company expects to recognize initial revenues related to newly signed contracts within the current fiscal quarter; that the company expects second quarter total fiscal year 2004 revenues to be $2.4 million to $2.8 million; that net loss per share attributable to common stockholders in the second quarter is expected to be $(0.02) to $(0.03); that Intraware’s SubscribeNet customer base is expected to grow at an accelerated pace in the remaining three quarters of fiscal year 2004; and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include unexpected weakness in demand for Intraware’s hosted SubscribeNet ESDM service; weakness in demand for new product and service offerings that Intraware has launched or plans to launch during its 2004 fiscal year; loss or delay of sales or renewals of Intraware’s services due to concerns by current or prospective customers about Intraware’s financial strength or due to decisions by current or prospective customers to develop their own electronic software delivery solutions; weakness in the macro economy, which may cause Intraware’s customers and prospective customers to delay technology purchases; a possible increase in mergers, acquisitions and consolidations in Intraware’s customer and prospective customer base, which could cause those customers and prospective customers to delay technology purchases; any delisting of the company’s common stock from the Nasdaq SmallCap Market due to an inability of the company to maintain a minimum bid price of $1.00; an inability by the company to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies.  Further information on potential factors that could affect Intraware’s financial results is included in Intraware’s Form 10-K/A for the 2003 fiscal year filed with the Securities and Exchange Commission (SEC) on May 2, 2003.  Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2003 Intraware, Inc. Intraware and SubscribeNet are registered trademarks of Intraware, Inc.  Any other company names or trademarks contained herein are the property of their respective owners.

INTRAWARE. INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Three Months Ended
	May 31, 2003	May 31, 2002

Revenues:
Software product sales	$114	$1,744
Online services and technology	1,720	1,659
Alliance and reimbursement	862	1,106
Related party online services and technology	117	—

Total revenues	2,813	4,509

Cost of revenues:
Software product sales	100	1,213
Online services and technology	623	625
Alliance and reimbursement	490	521

Total cost of revenues	1,213	2,359

Gross profit	1,600	2,150

Operating expenses:
Sales and marketing	769	2,491
Product development	919	2,195
General and administrative	766	1,587
Amortization of intangibles	—	1,085
Restructuring	—	1,391
Impairment of assets	—	403

Total operating expenses	2,454	9,152

Loss from operations	(854)	(7,002)
Interest expense	(69)	(2,369)
Interest and other income and expenses, net	14	(35)
Gain on sale of Asset Management software business	—	2,656

Net loss	(909)	(6,750)

Basic and diluted net loss per share	$(0.02)	$(0.16)
Weighted average shares — basic and diluted	52,202	40,933

INTRAWARE. INC.

 CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	May 31, 2003	February 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$5,812	$6,841
Accounts receivable, net	1,290	1,521
Prepaid licenses, services and cost of deferred revenue	296	329
Other current assets	595	338
Total current assets	7,993	9,029
Cost of deferred revenue	12	37
Property and equipment, net	1,307	1,859
Deposits	10	11
Total assets	$9,322	$10,936

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$925	$683
Accrued expenses	1,082	1,189
Deferred revenue	1,947	2,495
Related party deferred revenue	525	525
Capital lease and other obligations	1,432	1,495
Total current liabilities	5,911	6,387
Deferred revenue	312	183
Related party deferred revenue	98	223
Capital lease obligations	575	906
Total liabilities	6,896	7,699
Contingencies
Redeemable convertible preferred stock; $.0001 par value; 10,000 shares authorized:
Series A; 1,298 shares issued and outstanding at May 31 and February 28, 2003 (aggregate liquidation preference of $2,350 at May 31 and February 28, 2003).	2,109	2,109
Series B-1; 42 and 49 shares issued and outstanding at May 31 and February 28, 2003, respectively (aggregate liquidation preference of $418 and $486 at May 31 and February 28, 2003, respectively).	313	364
Total redeemable convertible preferred stock	2,422	2,473
Stockholders’ equity:
Common stock; $0.0001 par value; 250,000 shares authorized; 52,310 and 52,101 shares issued and outstanding at May 31 and February 28, 2003, respectively.	5	5
Additional paid-in-capital	153,007	152,870
Unearned stock-based compensation	(20)	(32)
Accumulated deficit	(152,988)	(152,079)
Total stockholders’ equity	4	764
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$9,322	$10,936

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com